Exhibit 10.2

AIRCRAFT SALE & PURCHASE AGREEMENT

Dated 25 OCTOBER 2018

Celestial Aviation Trading 22 Limited

as Seller

Contrail Aviation Support, LLC

as Purchaser

relating to one B737-700 Aircraft

manufacturer's serial number 30741

THIS AGREEMENT is made on 25 October 2018

BETWEEN:

Celestial Aviation Trading 22 Limited a company incorporated in Ireland with its address at GE Capital Aviation Services Limited, Aviation House, Shannon, County Clare, Ireland ("Seller"); and

Contrail Aviation Support, LLC, a company incorporated in State of North Carolina with its address at 435 Investment Court, Verona, Wisconsin 53593, United States of America ("Purchaser") .

IT IS AGREED as follows.

1.	INTERPRETATION

1.1	Definitions: Capitalised words and expressions are defined in Schedule 2.

1.2	Construction: Headings are to be ignored in construing this Agreement and unless the contrary intention is stated, a reference to:

(a)	each of "Seller", "Purchaser" or any other Person includes any permitted successors and assignees;

(b)	words importing the plural shall include the singular and vice versa;

(c)	any document shall include that document as amended, novated, assigned or supplemented;

(d)	a Clause or a Schedule is to a clause of or a schedule to this Agreement;

(e)	any Law, or to any specified provision of any Law, is a reference to such Law or provision as amended, substituted or re-enacted.

2.	REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser in accordance with Part A of Schedule 4 and Purchaser represents and warrants to Seller in accordance with Part B of Schedule 4.

3.	AGREEMENT TO SELL AND PURCHASE

3.1	On and subject to the terms of this Agreement:

(a)	the Aircraft will be sold by the Seller and purchased by the Purchaser on the Delivery Date in an "as is, where is" condition; and

(b)

Seller shall pass to Purchaser upon Delivery good and marketable title to the Aircraft clear of all liens and encumbrances other than any liens created by Purchaser which by their express terms become effective upon passage of title to Purchaser.

3.2     Delivery Documents: Upon Delivery, Seller shall deliver to Purchaser the Bill of Sale duly executed by Seller

3.3     Security Interests: The Aircraft shall upon Delivery be free and clear of any Security Interests other than Permitted Liens.

3.4     Passage of Title & Risk: Title to the Aircraft shall pass to Purchaser when the Delivery Documents are delivered to Purchaser. Risk of loss, destruction of, or damage to the Aircraft shall pass to Purchaser simultaneously with transfer of title

3.5	Material Damage or Event of Loss before Delivery:

If before Delivery any Event of Loss of the Aircraft, or Material Damage to the Aircraft for which the likely cost of repair would exceed US$ l,000,000 (One Million Dollars), Seller and Purchaser shall each have the right to terminate this agreement upon written notice to the other party. In event of such termination, the rights and obligations of the parties hereunder shall be discharged so that neither party shall be liable to the other, save that Seller shall refund the Purchaser Deposit to Purchaser within five (5) Business Days of such termination.

4.	CONDITIONS PRECEDENT

4.1	Seller Conditions:

Seller's obligation to sell the Aircraft to Purchaser shall be subject to fulfilment of the Seller Conditions Precedent on or before the Delivery Date (except to the extent that Seller agrees in writing in its absolute discretion to waive or defer any such condition).

The Seller Conditions Precedent have been inserted for Seller's benefit and may be waived in writing, in whole or in part and with or without conditions, by Seller without prejudicing its right to receive fulfilment of such conditions, in whole or in part, at any later time.

If any of the Seller Conditions Precedent remain outstanding on the Final Delivery Date and are not waived or deferred in writing by Seller, Seller may at any time after close of business in New York on the Final Delivery Date terminate its obligation to sell the Aircraft by notice to Purchaser, whereupon the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of either Seller or Purchaser, save that where the failure to provide the Seller Conditions Precedent occurs through no fault of the Purchaser Seller shall refund the Purchaser Deposit to Purchaser within five (5) Business Days of such notice.

4.2	Purchaser Conditions:

Purchaser's obligation to purchase the Aircraft shall be subject to fulfilment of each of the Purchaser Conditions Precedent on or before the Delivery Date (except to the extent that Purchaser agrees in writing in its absolute discretion to waive or defer any such condition).

The Purchaser Conditions Precedent have been inserted for Purchaser's benefit and may be waived in writing, in whole or in part and with or without conditions, by Purchaser without prejudicing its right to receive fulfilment of such conditions, in whole or in part at any later time.

If any of the Purchaser Conditions Precedent remain outstanding on the Final Delivery Date and are not waived or deferred in writing by Purchaser, Purchaser may at any time after close of business in New York on the Final Delivery Date terminate its obligation to purchase the Aircraft by notice to Seller, whereupon the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of either Seller or Purchaser, save that Seller shall refund the Purchaser Deposit to Purchaser within five (5) Business Days of such notice.

5.	PURCHASE PRICE

5.1     Amount: The purchase price for the Aircraft shall be US$ *______________________________________________ Dollars) (the "Purchase Price").

5.2     Purchaser Deposit: The amount of US$*_______ (the "Purchaser Deposit").

5.3     Refundability of Purchaser Deposit: The Purchaser Deposit shall be irrevocable and non- refundable, except in the following circumstances:

* The confidential portion has been omitted pursuant to a request for confidential treatment filed by Air T, Inc. with the Securities Exchange Commission and filed separately with the Commission.

•	Seller's material breach of the terms of this Agreement; or

•	Lessee's failure to perform its obligations under the Lease Termination Agreement or to meet the requirements of Clause 5.4 or 5.5 below; or

•	Lessee's material breach or failure to fulfil a condition precedent (prior to the Ferry Flight) of the terms of the Side Agreement; or

•

Purchaser notifies Seller within eight (8) Business Days after completing the Inspection that it has rejected the Aircraft due to the Aircraft's failure to pass the inspection under the Side Agreement and wishes not to proceed with the sale contemplated herein; or

•	An Event of Loss or Material Damage to the Aircraft prior to Delivery and Purchaser exercises its right to terminate this Agreement pursuant to Clause 3.5; or

•	Seller's inability to satisfy a Purchaser Condition Precedent save where such failure is the result of Purchaser's breach of the terms of this Agreement; or

•	Delivery fails to occur on or prior to the Final Delivery Date save where such failure is a result of Purchaser's breach of this Agreement or the Side Agreement.

Notwithstanding any other provision of this Agreement or the Transaction Documents, Purchaser's Deposit shall, unless otherwise agreed by Purchaser in writing, be refunded to Purchaser by Seller within five (5) Business Days following the occurrence of any of the events set forth above.

5.4     Lessee Contribution to Aircraft Condition: Lessee shall pay to Seller the amount of US$*_________ (the "Lessee Contribution to Aircraft Condition") within three (3) Business Days after the Technical Acceptance Date (but in any case prior to commencement of the Ferry Flight) which amount shall, together with the balance to be paid by the Purchaser, constitute a pro tanto portion of the Purchase Price.

5.5     Lessee Contribution to Aircraft Condition Deposit: Lessee has paid to Seller US$*_______ as a deposit in respect of the Lessee Contribution to Aircraft Condition amount payable pursuant to Clause 5.4 above (the "Lessee Contribution to Aircraft Condition Deposit").

5.6.   Non-Refundability of Lessee Contribution to Aircraft Condition. The payments of the Lessee Contribution to Aircraft Condition pursuant to Clause 5.4 and Clause 5.5 shall, except as set forth in Clause 2.4 of the Lease Termination Agreement, be irrevocable and non-refundable. If for any reason the sale of the Aircraft does not occur on or before the Final Delivery Date, Seller shall retain such amounts and set them off against any amounts payable by Lessee to Seller in its capacity as Lessor of the Aircraft under the Lease Agreement (as amended by the Aircraft Lease Termination Agreement). For the avoidance of doubt, Seller's acceptance of the Lessee Contribution to Aircraft Condition shall not constitute a waiver or diminution of any of Seller's rights or Lessee's obligations under the Lease Agreement as amended by the Aircraft Lease Termination Agreement until such time as the sale has occurred hereunder and legal title to the Aircraft has been conveyed to Purchaser in accordance with the terms hereof.

5.7     Time for Payment: Subject to the terms of this Agreement, promptly upon Purchaser's receipt of email confirmation that Seller has received from Lessee the Lessee Contribution to Aircraft Condition and the Redelivery Maintenance Payment Amounts, and on or prior to the commencement of the Ferry Flight (but in any event for value in New York City prior to commencement of the Ferry Flight), Purchaser shall pay to Seller an amount (the "Net Purchase Amount") equal to the Purchase Price less (i) the amount of the Purchaser Deposit paid pursuant to Clause 5.2, (ii) the amount of the Lessee Contribution to Aircraft Condition, and (iii) the amount of the Lessee Contribution to Aircraft

* The confidential portion has been omitted pursuant to a request for confidential treatment filed by Air T, Inc. with the Securities Exchange Commission and filed separately with the Commission.

Condition Deposit (if any). For the avoidance of doubt, Seller shall not be obliged to convey legal title to the Aircraft to Purchaser until it shall have received the total Purchase Price and the other amounts expressly stated to be paid by Lessee under the Lease Termination Agreement. The breakdown of amounts comprising the Purchase Price is set forth below:

MSN	Purchase Price	Purchaser to Pay	Lessee Contribution to Aircraft Condition	Purchaser Deposit	Lessee Contribution to Aircraft Condition Deposit
30741	$*__________	$*_________	$*_________	$*_______	$*_______

If within five (5) Business Days of Seller's receipt of the Net Purchase Amount from Purchaser the sale of the Aircraft contemplated herein has not been consummated for any reason other than a breach of this Agreement by Purchaser, the Seller will refund to Purchaser the Deposit and Net Purchase Amount within two (2) Business Days thereafter.

5.8    Seller's Account: The Net Purchase Amount shall be paid in Dollars to Seller's account as set forth below:

BNP Paribas, London

SWIFT: *________

Bank Sort Code: *________

For Credit to: GE Capital Aviation Funding

Account Number: *________________

IBAN: *_________________________

Reference: MSN 30741

Corresponding Bank	BNP Paribas, New York

ABA No:	*_________

SWIFT Code:	*________

5.9	Payment of Taxes, Tax Indemnities :

(a)

Purchaser will indemnify and hold Seller harmless from any and all Taxes and expenses assessed against Seller or the Aircraft or any part thereof by any Government Entity resulting from or arising in connection with the sale of the Aircraft hereunder, and any Taxes and expenses assessed against Seller which are attributable to any payment made by Purchaser under this Agreement, other than:

(i)	any Taxes (including without limitation capital gains Taxes, minimum Taxes and doing business or franchise Taxes) imposed on the overall income, profits or gains of Seller;

(ii)	any Taxes imposed as a result of Seller's failure to comply with this Agreement or non- performance in relation to any applicable laws governing Seller's obligations hereunder; and

(iii)	any Taxes arising as a result of the gross negligence or wilful misconduct of Seller.

* The confidential portion has been omitted pursuant to a request for confidential treatment filed by Air T, Inc. with the Securities Exchange Commission and filed separately with the Commission.

(c)

All payments to be made by Purchaser under this Agreement shall be made in full without set off or counterclaim whatsoever and shall be made in full without any deduction or withholding whatsoever. If however a deduction or withholding for Taxes is required by law, Purchaser shall:

(i)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii)

immediately pay to Seller such additional amount so that the net amount received by Seller will equal the full amount which would have been received by it had no such deduction or withholding been made;

(iii)

pay to the relevant taxation authority or other authorities within the time allowed by law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause); and

(iv)

provide Seller within the period for payment permitted by the relevant law with an official receipt of the relevant taxation authorities for all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

6.	INSPECTION AND DELIVERY

6.1

Inspection: Seller grants permission to Purchaser to conduct the inspection of the Aircraft and the inspection of all documents and records relating to the Aircraft that are the property of Seller and in the possession of Lessee, arranged between the Purchaser and the Lessee pursuant to the Side Agreement, and Seller shall not interfere or delay such inspection in any manner. .

6.2

Delivery: Subject to satisfaction (or waiver or deferral with the agreement in writing of Seller) of the Seller Conditions Precedent, Seller shall transfer title to the Aircraft and the Aircraft Documents to Purchaser on the Delivery Date and duly execute and deliver the Bill of Sale to Purchaser on the Delivery Date.

6.3

Delivery Date: The parties currently anticipate that Delivery will take place on the Expected Delivery Date within one hour after the Aircraft arrives in the Delivery Location and shall each use reasonable efforts so that Delivery does then take place but in any event Delivery shall occur no later than close of business in New York on the Final Delivery Date.

6.4

Delivery Location: The Bill of Sale shall be delivered to Purchaser and the Acceptance Certificate shall be delivered to Seller while the Aircraft is located in the Delivery Location. Such documents, together with the Certificate of Acceptance under and as defined in the Lease Agreement, will be exchanged among the parties (signed but undated) so that after Purchaser has confirmed receipt of the full Purchase Price and the Aircraft is situated in the Delivery Location such documents will be dated, released and exchanged.

6.5	Flight Schedule: Seller and Purchaser shall confer regarding the intended flight schedule for the Aircraft during the period prior to the Delivery Date and with respect to the Ferry Flight.

6.6

Final Acceptance: Provided the Aircraft meets the Delivery Conditions Requirements, all of the Purchaser Conditions Precedent have been satisfied, Seller has not breached this Agreement and the Purchaser has not otherwise terminated this Agreement in accordance with the terms hereof, Purchaser will accept the Aircraft by dating and delivering the Acceptance Certificate to Seller. Any delivery conditions separately agreed by the Purchaser and Lessee in the Side Agreement shall be strictly between such parties and Seller shall not be liable for the performance or satisfaction of such conditions, provided that Seller hereby acknowledges Purchaser's right to terminate this

Agreement and receive a return of the Purchaser Deposit in the circumstances described in clause 5.3.

7.	AIRCRAFT CONDITION & WARRANTIES

7.1

Acceptance Certificate: Delivery of the Technical Acceptance Certificate by Purchaser to Seller following Purchaser's inspection shall be conclusive proof that Purchaser has examined and investigated the Aircraft and that it is in every way satisfactory to Purchaser at such time. Delivery of the Acceptance Certificate by Purchaser to Seller shall be conclusive proof that Purchase has made final acceptance of the Aircraft in connection with Delivery.

7.2

Assignment of Warranties; Further Assurance: Seller hereby assigns to Purchaser, effective upon Delivery, all Seller's rights, title and interest (to the extent that any such warranties continue to exist) in all agreements with the Manufacturer relating to the Aircraft. Seller agrees on request by Purchaser to give notice of such assignment to any relevant manufacturer and to use reasonable efforts to obtain their consent to such assignment and take such other action as Purchaser may reasonably request in that regard.

7.4

Disclaimers: THE AIRCRAFT (AS DEFINED) IS BEING SOLD AND DELIVERED TO PURCHASER "AS IS" AND "WHERE IS", AND WITHOUT ANY REPRESENTATION, GUARANTEE OR WARRANTY OF SELLER EXPRESS OR IMPLIED, OF ANY KIND, ARISING BY LAW OR OTHERWISE.

WITHOUT LIMITING THE GENERALITY OF THE ABOVE, PURCHASER UNCONDITIONALLY AGREES THAT THE AIRCRAFT (AS DEFINED) IS TO BE SOLD AND PURCHASED IN AN AS IS, WHERE IS CONDITION AS AT THE DELIVERY DATE, AND NO TERM, CONDITION, WARRANTY, REPRESENTATION OR COVENANT OF ANY KIND HAS BEEN ACCEPTED, MADE OR IS GIVEN OR SHALL BE DEEMED AS HAVING BEEN GIVEN BY SELLER OR ITS SERVANTS OR AGENTS IN RESPECT OF THE AIRWORTHINESS, VALUE, QUALITY, DURABILITY, DATE PROCESSING , CONDITION, DESIGN, OPERATION, DESCRIPTION (EXCEPT AS TO SERIAL NUMBERS), MERCHANT ABILITY OR FITNESS FOR USE OR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT, INHERENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), AS TO THE COMPLETENESS OR CONDITION OF THE AIRCRAFT DOCUMENTS, AND/OR AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, OR OTHER PROPRIETARY RIGHTS. ALL TERMS, CONDITIONS, WARRANTIES AND REPRESENTATIONS (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) IN RELATION TO ANY ONE OR MORE OF THOSE MATTERS, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED.

For the avoidance of doubt, Seller shall not be responsible for any losses suffered or incurred resulting from any delay or non-delivery of the Aircraft. Provided the Aircraft is duly tendered by Seller on or prior to the Final Delivery Date, Purchaser shall not be entitled to reject the Aircraft because of delay.

The parties have considered and negotiated the terms of this Agreement and agreed the Purchase Price based on the responsibilities and obligations of Seller expressly undertaken and those which are excluded or limited. Purchaser acknowledges that (a) Seller is not in the business of operating or maintaining aircraft and (b) if Seller were to be required to accept any greater responsibility or obligation other than those expressly set out in this Agreement, Seller would either have declined to enter into this Agreement or would have charged a higher price. The parties consider the terms of this Agreement to be fair and reasonable in all the circumstances.

8.	REGISTRATION FEES

Purchaser shall bear any duties or fees payable to the Air Authority in connection with the transfer of title to the Aircraft from Seller to Purchaser. Seller confirms that the Purchaser shall not be responsible for any costs, duties or fees payable to the Air Authority or any other governmental authority in connection with termination of the Lease.

9.	INDEMNITIES & LIABILITY INSURANCE

9.1

Purchaser's Indemnity: Purchaser shall indemnify Seller in full on demand in respect of all Losses suffered or incurred by Seller or any of its officers, employees or agents (regardless of when the same are suffered or incurred) arising out of or connected in any way with:

(a)

the purchase, manufacture, ownership, possession, registration, performance, transportation, management, sale, control, inspection, use or operation, design, condition, testing, delivery, leasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Aircraft, or any loss of or damage to the Aircraft, or otherwise in connection with the Aircraft or relating to loss or destruction of or damage to any property, or death or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters and regardless of when the same arises or occurs, or whether it arises out of or is attributable to any act or omission, negligent or otherwise of Seller; or

(b)

any design, article or material in the Aircraft or the operation or use thereof constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any person;

Provided that the indemnities contained in this sub clause shall not extend to Losses:

(i)	to the extent that such Losses arise out of any act, omission, event or circumstance occurring before Delivery;

(ii)	to the extent that such Losses are caused by the wilful misconduct or gross negligence of Seller or any of its employees, servants or agents;

(iii)

to the extent that such Losses are the result of failure by Seller to comply with any of its express obligations under this Agreement (unless such failure is caused by failure by Purchaser to comply with any of its express obligations under this Agreement) or any representation or warranty given by Seller not being true and correct;

(iv)	to the extent that such Losses represent a Tax or loss of tax benefits;

(v)	which are ordinary or usual operating or overhead expenses of Seller, except to the extent that the same arise on the occurrence of any breach by Purchaser of its obligations under this Agreement; or

(vi)	which are required to be borne by Seller in accordance with any other express provision contained in this Agreement; or

(vii)	to the extent that such Losses arise out of any act or omission of Seller as a manufacturer, repairer, or technical servicer of aviation products.

9.2

Liability Insurance: Purchaser shall maintain or procure that Aircraft Third Party, Property Damage, Passenger, Baggage, Cargo and Mail and Airline General Third Party (including Products) Legal Liability for a combined single limit (bodily injury/property damage) of an amount not less than US$ 600,000,000.00 (Six Hundred Million Dollars) for any one occurrence (but in respect of products and personal injury liability, this limit may be an aggregate limit for any and all losses occurring during the currency of the policy) is maintained in respect of the Aircraft with the Additional Insureds each named as an additional insured for two years after the Delivery Date. On or before Delivery, and upon each renewal Purchaser shall deliver to Seller a certificate in a form reasonably acceptable to Seller issued by the insurance brokers to Purchaser, in respect of this liability insurance over such two-year period, subject to the following provisions regarding replacement coverage. Should any airframe or engine be removed from service during the two- year period referenced above, the Purchaser will cause to be maintained US$ I 0,000,000 in Aviation Products Liability coverage in place of the insurance requirements above. Such policies shall include a waiver of subrogation clause, breach of warranty clause and severability of interest clause in favour of the Additional Insureds.

10.	FURTHER PROVISIONS

10.1

Side Agreement. Seller acknowledges that Purchaser and Lessee have entered into the Side Agreement. The Purchaser acknowledges that Seller is not a party to the Side Agreement and, accordingly, has not reviewed the terms of such agreement, has no rights or obligations thereunder and is not bound by the terms thereof. Purchaser agrees that it shall give Seller prompt notice of any breach or failure of Lessee to perform its obligations under the terms of the Side Agreement that may give rise to Purchaser's right to terminate the sale hereunder and request a return of the Purchaser Deposits pursuant to Clause 5.3. It is understood that the Side Agreement shall not impose upon the Lessee and/or the Aircraft any greater technical conditions than those reflected at the time of Purchaser's execution of the Technical Acceptance Certificate (subject, however, to Clause 3.5 above) and that Lessee's principal responsibilities after the Technical Acceptance Date shall be executing the Ferry Flight and providing certain post-title-transfer paperwork after the Ferry Flight is completed. Lessee's failure to provide such documentation shall give rise to a cause of action by Purchaser against Lessee under the Side Agreement, but shall not give rise to a refund or return of the Deposits. The Lessee Contribution to Aircraft Condition payments shall not, except to the extent otherwise agreed between Lessor and Lessee in writing, be refundable in any circumstances and shall, should the sale of the Aircraft contemplated herein not be consummated, be applied to amounts owing by Lessee to Seller in connection with termination of the Lease as set forth in the Aircraft Lease Termination Agreement.

10.2

Benefit of Agreement: Purchaser shall not assign or transfer all or any of its rights and/or obligations under this Agreement without the prior written consent of Seller, except that Purchaser may assign its rights and obligations under this Agreement to its wholly-owned subsidiary, Contrail Aviation Leasing, LLC, provided that Purchaser and such assignee shall be jointly and severally liable for Purchaser's obligations hereunder the event of such assignment.

10.3

Counterparts: This Agreement may be executed in any number of separate counterparts and each counterpart shall when executed and delivered be an original document but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by fax or email will be deemed as effective as delivery of an originally executed version. Accordingly, a PDF copy and facsimile signatures shall be treated as original signatures for all purposes with respect to all Transaction Documents. Any party delivering an executed version of this Agreement by fax or email shall, upon the request of the other party, also deliver an originally executed counterpart but the failure to do so will not affect the validity or effectiveness of this Agreement.

10.4

Waivers and Variation: Rights of a party, arising under this Agreement or the general law, shall not be waived or varied unless done so expressly in writing and only then in that specific case, on that specific occasion and on any terms specified.

10.5	Notices: Any notice in connection with this Agreement shall be given in writing and may be conveyed by digital means (fax/email). The address for notices of each party follows:

to Seller at:

GE Capital Aviation Services Limited

Aviation House

Shannon

County Clare

Ireland

Attention: Contracts Leader

Email:       asanotices@gecas.com

to Purchaser at:

Contrail Aviation Support, LLC

435 Investment Court

Verona, Wisconsin 53593

United States of America

Attention: Mr. Steve Williamson

Fax/Email: steve@contrail.com

10.6

Invalidity of any Provision: If any part of this Agreement becomes invalid, illegal or unenforceable under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected.

10.7

Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto in relation to the sale and purchase of the Aircraft and supersedes all previous proposals, representations, agreements and other written and oral communications in relation thereto.

10.8

Costs and Expenses: Except where this Agreement states differently, each party shall bear its own fees, costs and expenses arising out of or connected with this Agreement. For the avoidance of doubt, Seller shall not be responsible for any broker's fees, commissions or expenses relating to the sale of the Aircraft.

10.9

Cape Town Convention: Once legal title to the Aircraft has duly passed to Purchaser pursuant to this Agreement and the Bill of Sale, Seller will provide its consent to the registration of the Purchaser's ownership at the International Registry. Until legal title to the Aircraft has so passed, Purchaser shall not seek, nor be entitled, to register any interest in the Aircraft or this Agreement at the International Registry or elsewhere.

11.	LAW AND JURISDICTION

11.1

Governing Law: This Agreement in all respects and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of the State of New York. The U.N. Convention on Contracts for the International Sales of Goods is not applicable to this Agreement.

11.2

Dispute Resolution: The US Federal Circuit Court for the Southern District of New York, sitting in the Borough of Manhattan, shall have jurisdiction to settle any disputes arising out of or relating to this Agreement and the parties submit themselves and their assets to the non-exclusive jurisdiction of that court in relation to such disputes. A judgment or order of such court in connection with this Agreement is conclusive and binding and may be enforced in the courts of any other jurisdiction. Neither party will seek nor be entitled to, contest and/or delay and/or obstruct registration or enforcement of such judgment and/or order. The parties agree that the prevailing party shall be entitled to an award of reasonable attorney fees in the event of any court action arising under or in connection with this Agreement.

11.3

Process: Without prejudice to any other mode of service each party consents to the service of process relating to any proceedings under Clause 11.2 at its address set forth in Clause 10.5 provided a copy of the process is also sent by email to such party.

11.4

Waivers: Each party waives to the fullest extent permitted by law any objection which it may now or hereafter have to (i) the courts referred to in Clause 11.2 on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement and/or (ii) the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in those courts.

12.	BROKERS AND OTHER THIRD PARTIES

12.1

No Brokers: Each party represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of this Agreement, to any Person (other than fees payable by each party to its legal advisers and, as to Purchaser, fees payable to PGA Aviation LLC).

12.2

Indemnity: Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys' fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon this Agreement or the Transaction Documents or the Aircraft, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its employees or agents of Clause 12.1.

IN WITNESS whereof this Agreement has been signed on the day and year first above written.

EXECUTION PAGE

Seller

Celestial Aviation Trading 22 Limited

/s/ Seamus Fitzgerald

By: Seamus Fitzgerald

Title: Director

Signed in Shannon, Ireland

Purchaser

Contrail Aviation Support, LLC

/s/ Joseph G. Kuhn

By: Joseph G. Kuhn

Title: CEO

SCHEDULE I

Part A

MSN	30741
Aircraft Type	737-700
Engine Type	CFM56-7B22
MTOW	154,500 Lbs
MLW	129,200 Lbs
MZFW	120,500 Lbs
Engine Serial Numbers	888306 & 888308

PART B

Delivery Condition Requirements

"As is, where is"

Any conditions separately agreed by the Purchaser and Lessee in the Side Agreement shall be strictly between such parties and Seller shall not be liable for the performance or satisfaction of any such conditions, provided that Seller acknowledges Purchaser's right to terminate the transactions contemplated herein and receive the return of the Purchaser Deposit in the circumstances described in Clause 5.3.

SCHEDULE 2

DEFINITIONS

"Acceptance Certificate" means the certificate to be executed by the Purchaser acknowledging final acceptance of the Aircraft in substantially the form of Schedule 6 (including sub-clause (d));

"Additional Insureds" mean Seller, GECAS Technical Services Limited, GE Capital Aviation Funding, GE Capital Aviation Services Limited, GE Capital Aviation Services LLC, General Electric Company, GE Capital Global Holdings LLC and GE Capital US Holdings Inc.;

"Air Authority" means the civil aviation authority of the State of Registration;

"Aircraft" means the aircraft described in Schedule 1 (which term includes, where the context admits, a separate reference to all Engines, Parts and Aircraft Documents);

"Aircraft Documents" means all technical records and documents provided to Purchaser by Seller and/or Lessee within Lessee's or Seller's possession (at a minimum such records and documents as Purchaser has received for review) on or prior to the Technical Acceptance Date and any and all additions, renewals and replacements made thereto prior to Delivery;

"Aircraft Lease Termination Agreement" means the Aircraft Lease Termination Agreement dated on or about the date hereof between Seller and Lessee in respect of the Lease Agreement.

"Bill of Sale" means a bill of sale executed by Seller in respect of the Aircraft substantially in the form of Schedule 5;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in New York and London;

"Cape Town Convention" means the Convention on International Interests in Mobile Equipment and its Protocol on Matters Specific to Aircraft Equipment, concluded in Cape Town on 16 November 2001.

"Delivery" means the transfer of title of the Aircraft by Seller to Purchaser hereunder as evidenced by the duly completed Bill of Sale which has been delivered to Purchaser;

"Delivery Condition Requirements" means the requirements set out in Part B of Schedule 1;

"Delivery Date" means the date on which Delivery occurs;

"Delivery Documents" is defined in Clause 3.2;

"Delivery Location" means Macau SAR, People's Republic of China;

"Engines" means the engines specified in Schedule 1 together with all equipment and accessories belonging to, installed in, or appurtenant to, such engines;

"Event of Loss" means with respect to the Aircraft (including for the purposes of this definition the Airframe):

(a)

the actual or constructive total loss of the Aircraft (including any damage to the Aircraft which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss); or

(b)	the Aircraft being destroyed, damaged beyond economic repair or permanently rendered unfit for normal use for any reason whatsoever; or

(c)	the requisition of title or other compulsory acquisition of title for any reason of the Aircraft by the government of the State of Registration or any other authority (whether de jure or de facto); or

(d)	the hijacking, theft, disappearance, condemnation, confiscation, seizure, grounding, restriction, detention or requisition for use or hire of the Aircraft which deprives Seller or any Person permitted by Seller to have possession and/or use of the Aircraft of its possession and/or use (including for the Ferry Flight) for (i) more than 15 days (or 30 days, in the case of detention, grounding or restriction or requisition for use or hire by any governmental entity) or (ii) if earlier, a period ending on or after the Final Delivery Date;

"Expected Delivery Date" means 14 November 2018;

"Ferry Flight" means the ferry flight of the Aircraft to be undertaken by Kunming Airlines Company Limited (as operator) from the Technical Acceptance Location to the Delivery Location;

"Final Delivery Date" means 28 February 2019;

"Government Entity" means:

(a)	any national government, political subdivision thereof, or local jurisdiction therein;

(b)	any instrumentality, board, commission, court, or agency of any of the above, however constituted; and

(c)	any association, organisation, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant;

"International Registry" means the registry established pursuant to the Cape Town Convention.

"Law" includes (a) any statute, decree, constitution, regulation, order, judgment or other directive of any Government Entity; (b) any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above;

"Lease Agreement" means that Aircraft Specific Lease Agreement in respect of the Aircraft dated 8 December 2001 between GECAS Technical Services Limited, as lessor, and Lessee, as amended, acceded to, novated and supplemented from time to time.

"Lease Termination Agreement" means that Aircraft Lease Termination Agreement dated on or about the date hereof between GECAS Technical Services Limited, as lessor, and Lessee in respect of the Aircraft.

"Lessee" means Kunming Airlines Company Limited and Shenzhen Airlines Company Limited, in their capacity as joint and several "Lessee" under the Lease Agreement.

"Lessee Contribution to Aircraft Condition" is defined in Clause 5.4.

"Lessee Contribution to Aircraft Condition Deposit" is defined in Clause 5.5.

"Losses" means losses, liabilities, claims, proceedings, penalties, judgments, damages, costs and expenses;

"Manufacturer" means Boeing;

"Material Damage" means damage to the Aircraft for which the likely cost of repair would exceed US$1,000,000 (one Million United States Dollars).

"Net Purchase Amount" is defined in Clause 5.4;

"Part" means, whether or not installed on the Aircraft, any component, furnishing or equipment (other than a complete Engine) furnished with the Aircraft on the Delivery Date;

"Permitted Liens" means any Security Interest created by or resulting from debts or liabilities or actions of Purchaser;

"Person" means any individual person, corporation, partnership, firm, joint stock company, joint venture, trust, estate, unincorporated organisation, association, Government Entity, or organisation or association of which any of the above is a member or a participant;

"Purchase Price" is defined in Clause 5.1;

"Purchaser Conditions Precedent" means the conditions set out in Part B of Schedule 3;

"Purchaser Deposit" is defined in Clause 5.2;

"Purchaser Inspection" or "Inspection" means the inspection of the Aircraft carried out by Purchaser pursuant to Clause 6.1;

"Security Interest" means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, right of set-off or any other agreement or arrangement having the effect of conferring security;

"Seller Conditions Precedent" means the conditions specified in Part A of Schedule 3;

"Side Agreement" means the separate agreement dated on or about the date hereof between Purchase and Lessee relating to the Aircraft, the Ferry Flight and other matters.

"State of Registration" means the People's Republic of China;

"Taxes" means any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including without limitation any value added or similar tax and any stamp, documentary, registration or similar tax), together with any penalties, fines, surcharges and interest thereon and any additions thereto;

"Technical Acceptance Certificate" means the acceptance certificate executed by Purchaser m substantially the form of Schedule 6;

"Technical Acceptance Date" means the date reflected in the Technical Acceptance Certificate as the date on which Purchaser made technical acceptance of the Aircraft;

"Technical Acceptance Location" means Kunming, People's Republic of China;

"Transaction Documents" means this Agreement, the Bill of Sale, the Technical Acceptance Certificate, the Acceptance Certificate and any agreement amending or supplementing any of the foregoing documents;

"US$" and "Dollars" means the lawful currency of the United States of America, and (in relation to all payments in dollars to be made under this Agreement) same day funds.

SCHEDULE 3

CONDITIONS PRECEDENT

Part A

Seller Conditions Precedent

l .          Seller shall have received each of the following:

•	The Technical Acceptance Certificate duly executed by Purchaser;

•	The Acceptance Certificate duly executed by Purchaser;

•	The insurance certificate required under Clause 10.3

•	The Net Purchase Amount

•	The Redelivery Maintenance Payment Amount set forth in Schedule 2 of the Lease Termination Agreement.

2.          The Purchaser shall not be in material default of its obligations under this Agreement.

Part B

Purchaser Conditions Precedent

1.	Purchaser shall have received the Bill of Sale duly executed by Seller;

3.	The Aircraft shall not have suffered an Event of Loss or Material Damage on or prior to the Delivery Date;

4.	The representations given by Seller in Part A of Schedule 4 being true and accurate on the Delivery Date;

5.	The Seller shall not be in in material default of its obligations under this Agreement.

6.

The Purchaser shall have completed, or shall have waived its right in writing to conduct, a walk- around inspection of the interior and exterior of the Aircraft within 48 hours prior to the departure of the Ferry Flight to confirm that the Aircraft shall not have suffered Material Damage or an Event of Loss since the time of Technical Acceptance and shall confirmed the same in writing to Seller.

7.

The Purchaser shall have received written confirmation from Seller that Seller has received the Lessee Contribution to Purchase Price and the Redelivery Maintenance Payments required to be paid by Lessee under the Lease Termination Agreement and the Lease Agreement, respectively.

8.

Purchaser shall have obtained evidence from the CAAC prior to the Ferry Flight indicating, to Purchaser's reasonable satisfaction, that there are no existing Security Interests in the Aircraft that are subject to recording with the CAAC, except Permitted Liens.

9.	Purchaser shall have received the executed agreement relating to the Ferry Flight between Purchaser and Lessee in form and substance satisfactory to Purchaser.

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

Part A

Seller's Representations and Warranties

I .       General Representations and Warranties:  Seller represents and warrants to Purchaser as follows

•	Seller duly exists under the laws of Ireland and has the power to enter into and implement the transactions contemplated by the Transaction Documents to which it is a party;

•	the execution, delivery and performance of the Transaction Documents to which it is a party have been duly authorised by all necessary corporate action on the part of Seller;

•	the Transaction Documents to which it is a party constitute legal, valid and binding obligations of Seller;

•

each consent required by Seller to authorise, or required by it in connection with the execution, delivery, performance, legality, validity or enforceability of the Transaction Documents to which it is a party has been obtained and is in full force and effect, and there is no default in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection therewith; and

•

the execution, delivery and performance by Seller of the Transaction Documents to which it is a party will not (i) conflict with, or result in any material breach of, any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it or any of its property or assets may be bound or (ii) contravene or conflict with the provisions of its constitutive documents.

Part B

Purchaser's Representations and Warranties

Purchaser represents and warrants to Seller that the following statements are true and accurate:

•	Purchaser duly exists under the laws of the State of Wisconsin, USA and has the power to enter into and implement the transactions contemplated by the Transaction Documents to which it is a party;

•	the execution, delivery and performance of the Transaction Documents to which it is a party have been duly authorised by all necessary corporate action on the part of Purchaser;

•	the Transaction Documents to which it is a party constitute legal, valid and binding obligations of Purchaser;

•

each consent required by Purchaser to authorise, or required by it in connection with the execution, delivery, performance, legality, validity or enforceability of the Transaction Documents to which it is a party has been obtained and is in full force and effect (or will be obtained and in full force and effect prior to Delivery), and there is no default in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection therewith; and

•

the execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party will not (i) conflict with, or result in any material breach of, any of the terms of, or constitute a default under any agreement or document to which it is a party or by which it or any of its property or assets may be bound or (ii) contravene or conflict with the provisions of its constitutive documents.

BILL OF SALE

This Bill of Sale confirms that for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Celestial Aviation Trading 22 Limited ("Seller"), owner of the aircraft, engines, equipment and documents described below (hereinafter referred to as the "Aircraft"):

•	B737-700 aircraft bearing manufacturer's serial number 30741;

•	CFM56-7B22 engines bearing manufacturer's serial numbers 888308 and 888306;

•	all equipment, accessories and parts belonging to, installed in or appurtenant to such aircraft or engines, to the extent that title thereto has been vested in Seller; and

•	the Aircraft Documents,

does hereby by way of delivery in Macau International Airport at 9:40 a.m. local time on Aircraft, subject to Permitted Liens, to Contrail Aviation Support, LLC ("Purchaser") under an aircraft sale and purchase agreement dated 25th October 2018 between Seller and Purchaser (the "Agreement"), to have and to hold the Aircraft forever. Seller hereby warrants to Purchaser, and its successors and assigns, that there is hereby conveyed to Purchaser good and marketable title to the Aircraft, free and clear of any Security Interests other than Permitted Liens.

The terms "Security Interests", "Permitted Liens" and "Aircraft Documents" are defined in the Agreement.

The Aircraft is sold in AS IS and WHERE IS condition.

This Bill of Sale is and all rights and obligations (contractual or otherwise) arising in connection with it, are in all respects governed by the laws of the State of New York. Seller gives no warranty as to the effect or impact of any other law, including the lex situs at time of transfer. Any disputes arising out of or in connection with this Bill of Sale shall be resolved in accordance with the dispute resolution provisions of the Agreement.

IN WITNESS whereof, Seller has caused this Bill of Sale to be duly executed as of this 5 day of December 2018.

EXECUTED as a DEED by

Celestial Aviation Trading 22 Limited  )  /s/ Sean Flannery

acting by                                                   )

in the presence of:               Sean Flannery

Director

TECHNICAL ACCEPTANCE CERTIFICATE

relating to that 8737-700 Aircraft,

manufacturer's serial number 30741 (the "Aircraft")

Contrail Aviation Support LLC (the "Purchaser") hereby certifies that pursuant to, and subject to, the Aircraft Sale and Purchase Agreement dated October 25, 2018 between Celestial Aviation Trading 22 Limited (the "Seller") and Purchaser (the "Agreement"):

(a)	Purchaser has inspected the Aircraft, and the Aircraft conforms with the description and is in the condition and equipped as required by the Purchase Agreement;

(b)	Purchaser has received and inspected all of the Aircraft Documents and found them to be complete and satisfactory;

Date: November 29, 2018

Duly executed for the Purchaser by:

/s/ Joseph G. Kuhn

By: Joseph G. Kuhn

Title: CEO

FINAL ACCEPTANCE CERTIFICATE

relating to that B737-700 Aircraft,

manufacturer's serial number 30741 (the "Aircraft")

Contrail Aviation Support LLC (the "Purchaser") hereby certifies that pursuant to, and subject to, the Aircraft Sale and Purchase Agreement dated October 25, 2018 between Celestial Aviation Trading 22 Limited (the "Seller") and Purchaser (the "Agreement"):

(a)	Purchaser has inspected the Aircraft, and the Aircraft conforms with the description and is in the condition and equipped as required by the Purchase Agreement;

(b)	Purchaser has received and inspected all of the Aircraft Documents and found them to be complete and satisfactory;

(c)

Purchaser acknowledges that it has no rights or claims whatsoever against Seller in respect of the condition of the Aircraft or the Aircraft Documents or any of the other matters referred to in Clause 3.5 or Clause 7.4 of the Agreement ;

(d)	Purchaser has irrevocably accepted delivery of the Aircraft];

Date: December 5, 2018

Duly executed for the Purchaser by:

CONTRAIL AVIATION SUPPORT, LLC

/s/ Joseph G. Kuhn

By: Joseph G. Kuhn

Title: CEO